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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
Critical Path, Inc.

We consent to the inclusion of our report dated March 5, 1999, except for Note 9 which is as of August 31, 1999, with respect to the balance sheets of Amplitude Software Corporation, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended, which report appears in the Form 8-K/A of Critical Path, Inc.
dated August 31, 1999.


/s/ KPMG LLP
San Francisco, California
November 11, 1999